Exhibit 10.3

SYNOVUS FINANCIAL CORP.

STOCK OPTION AGREEMENT

THIS AGREEMENT (“Agreement”), effective as of             , 20     , by and between SYNOVUS FINANCIAL CORP. (the “Company”), a Georgia corporation having its principal office at 1111 Bay Avenue, Suite 500, Columbus, Georgia, and                      (the “Option Holder”), an employee of the Company or a Subsidiary of the Company.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has adopted the Synovus Financial Corp. 2013 Omnibus Plan (the “Plan”); and

WHEREAS, the Company recognizes the value to it of the services of the Option Holder and intends to provide the Option Holder with added incentive and inducement to contribute to the success of the Company; and

WHEREAS, the Company recognizes the potential benefits of providing employees the opportunity to acquire an equity interest in the Company and to more closely align the personal interests of employees with those of other shareholders; and

WHEREAS, effective             , 20     , pursuant to the Plan, the Compensation Committee of the Board of Directors of the Company: (a) granted to the Option Holder, pursuant to Article 6 of the Plan, an Option in respect of the number of shares herein below set forth, (b) designated the Option a Non-Qualified Stock Option, and (c) fixed and determined the Option price and exercise and termination dates as set forth below.

NOW THEREFORE, in consideration of the mutual promises and representations herein contained and other good and valuable consideration, it is agreed by and between the parties hereto as follows:

1.       The terms, provisions and definitions of the Plan are incorporated by reference and made a part hereof. All capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan except where otherwise noted.

2.       Subject to and in accordance with the provisions of the Plan, the Company hereby grants to the Option Holder a Non-Qualified Stock Option to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of an aggregate of NUMBER OF OPTIONS shares of the Common Stock ($1.00 par value) of the Company at the purchase price of $         per share, exercisable in the amounts and at the times set forth in this Paragraph 2, unless the Compensation Committee, in its sole and exclusive discretion, shall authorize the Option Holder to exercise all or part of the Option at an earlier date.

The Option may be exercised in accordance with the following schedule as provided in the Plan:

If employment	Percentage of
continues through	Option Exercisable

, 20	100%

[or]

, 20%

[or]

, 20%

[or]

, 20%

[or]

, 20%

[or]

, 20%

In the event of Option Holder’s death or total and permanent disability, the Option will automatically vest 100% and Option Holder (or the legal representative of Option Holder’s estate or legatee under Option Holder’s will) shall be able to exercise the Option in full for the remainder of the Option’s term. [In addition, the Option will automatically vest 100% and be exercisable in full for the remainder of the Option’s term in the event Option Holder’s employment with Company terminates after Option Holder has attained age [__][__] (or greater) with      or more years of service.]

[The Option will automatically vest 100% and be exercisable in full for the remainder of the Option’s term in the event the Option Holder’s employment is involuntarily terminated by the Company without Cause after Option Holder has attained 10 years of service. For purposes of this Agreement, “Cause” shall have the meaning set forth in Section 7 below.]

In the event of Option Holder’s separation of employment for any reason other than the reasons listed above, Option Holder shall be able to exercise the Option to the extent the Option was exercisable at the time of such separation of employment for one year following the date of such separation of employment[; provided, however, that in the event Option Holder retires after attaining age      (or greater) after      or more years of service, the Option may be exercised to the extent it was exercisable at the time of such retirement for the remainder of its original term].

Unless sooner terminated as provided in the Plan or in this Agreement, the Option shall terminate, and all rights of the Option Holder hereunder shall expire on             , 20     . In no event may the Option be exercised after             , 20     .

3.             The Option or any part thereof, may, to the extent that it is exercisable, be exercised in the manner provided in the Plan. Payment of the aggregate Option price for the number of shares purchased and any withholding taxes shall be made in the manner provided in the Plan.

4.             The Option or any part thereof may be exercised during the lifetime of the Option Holder only by the Option Holder and only while the Option Holder is in the employ of the Company, except as otherwise provided in the Plan.

5.           Unless otherwise designated by the Compensation Committee, the Option shall not be transferred, assigned, pledged or hypothecated in any way. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of a nontransferable Option or any right or privilege confirmed hereby contrary to the provisions hereof, the Option and the rights and privileges confirmed hereby shall immediately become null and void.

6.           In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Company’s Stock, any necessary adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan.

7.           In the event of a Change of Control as defined in the Plan, any unexercisable or unvested portion of the Option shall become fully exercisable and vested immediately upon the effective date of such Change of Control as provided in the Plan; provided, however, that in the event the Option is assumed by the surviving entity in a Change of Control or are equitably converted or substituted in connection with a Change of Control, the exercisability and vesting of the Option shall not be accelerated unless the Option Holder’s employment is terminated within two years following the effective date of such Change of Control either by the surviving entity without Cause or by the Option Holder for Good Reason. For purposes of this Agreement, “Cause” shall mean: (i) the willful and continued failure of Option Holder to perform substantially his or her duties with the Company or one of its affiliates after a written demand for substantial performance is delivered to Option Holder by an officer of the Company which specifically identifies the manner in which Option Holder has not substantially performed his or her duties, after which Option Holder shall have a reasonable amount of time to remedy such failure to substantially perform his or her duties; or (ii) the willful engaging by Option Holder in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this Agreement, “Good Reason” shall mean: (i) a material adverse reduction in the Option Holder’s position, duties or responsibilities, excluding a change in the position or level of officer to whom the Option Holder reports or a change that is part of a policy, program, or arrangement applicable to peer executives (including peer executives of any successor to the Company; (ii) the Company requiring the Option Holder to be based at any office or location more than 35 miles from the location where Option Holder was employed on the effective date of the Change of Control Date or the date which is 120 days prior to the effective date of the Change of Control; or (iii) a material reduction in Option Holder’s annual base salary, target annual bonus opportunity, or participation in employee benefit plans, as such salary, bonus and plans were in effect on either the effective date of the Change of Control or the date which is 120 days prior to the effective date of the Change of Control (if such earlier date is selected by Option Holder) unless such reduction is part of a policy, program, or arrangement applicable to peer executives (including peer executives to any successor to Company).

8.           Any notice to be given to the Company shall be addressed to the President of the Company at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901.

9.           Nothing herein contained shall affect the right of the Option Holder to participate in and receive benefits under and in accordance with the provisions of any pension, insurance or other benefit plan or program of the Company as in effect from time to time and for which the Option Holder is eligible.

10.         Nothing herein contained shall affect the right of the Company, subject to the terms of any written contractual arrangement to the contrary, to terminate the Option Holder’s employment at any time for any reason whatsoever.

11.         This Agreement shall be binding upon and inure to the benefit of the Option Holder, his personal representatives, heirs legatees, but neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by the Option Holder except as expressly set forth in this Agreement or in the Plan.

Company has issued the Option with foregoing the terms and conditions in accordance with the provisions of the Plan. IN WITNESS WHEREOF, Option Holder has set Option Holder’s hand and seal, effective as of the date and year set forth above.